Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-136569, Form S-8 No. 333-11728, Form S-8 No. 333-11729, and Form S-8 No. 333-134975) of our report dated March 19, 2009 with respect to the consolidated financial statements of Bluegreen Corporation as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008, which are included as an Exhibit in the Woodbridge Holdings Corporation Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ ERNST & YOUNG LLP
Certified Public Accountants
West Palm Beach, Florida
March 19, 2009